Exhibit 99.1

BENEFIT PLAN REVIEW COMMITTEE OF OLIN CORPORATION

AMENDMENT TO THE

OLIN SUPPLEMENTARY AND DEFERRAL BENEFIT PENSION PLAN

(As amended and restated effective February 8, 1999)

Olin Corporation (the "Company") currently maintains the Olin Supplementary and Deferral Benefit Pension Plan (the "Plan"). In Section 7.1 of the Plan, the Company reserved the right to amend the Plan. Pursuant to the authority of the Benefit Plan Review Committee of Olin Corporation ("the Committee"), the Committee consents to the amendment of the Plan in the following manner:

1. Section 4.4(a) is amended by replacing the second and third sentences thereof with the following:

"If a Participant has elected to receive Accelerated Benefits, then the Actuarial Present Value of his or her Supplemental Pension Benefit payable at his or her Accelerated Benefit Commencement Date shall be paid in a single lump sum (such lump sum being referred to in this Plan as "Accelerated Benefits"). The Participant's "Accelerated Benefit Commencement Date" shall be the date that is twelve full months following a Participant's actual retirement date at age fifty-five (55) or later."

2. Section 4.2(b) is amended to read as follows:

"(b) In the event that an actively employed Participant has elected to receive Accelerated Benefits, regular monthly benefits shall commence to be paid upon such Participant's actual retirement in accordance with Section 4.1 until such Participant reaches his Accelerated Benefit Commencement Date, at which time Accelerated Benefits shall be paid in a single lump sum; provided, however, that no monthly benefits shall be paid to Participants who transfer to Primex, Arco or Arch until they separate from Primex, Arco or Arch, respectively. Upon payment of Accelerated Benefits to a Participant, there shall be no further obligation or liability under the Plan to such Participant."

3. Article IV of the Plan is amended by adding the following Section 4.9:

"4.9 Key Employees. Notwithstanding anything in the Plan to the contrary, for any Participant who is a key employee (as defined in Code Section 409A), distributions resulting from termination or retirement shall not commence until on or after the date which is six (6) months after the date of such Participant's retirement or termination. Any distributions that would have otherwise been made during such six-month period shall be made in a lump sum as soon as practicable thereafter."

4. Article VI of the Plan is amended by adding the following Section 6.9:

"6.9 409A Compliance. It is also the intention of the Company that all income tax liability on payments made under the Plan be deferred until the Participant actually receives such payment in accordance with the requirements of Code Section 409A for nonqualified deferred compensation plans, to the extent Code Section 409A applies to the Plan. Therefore, if any Plan provision is found not to be in compliance with any applicable requirements of Code Section 409A, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Company's Board of Directors, the Compensation Committee of the Board, or such other committee from time to time designated by the Board, and in all events the Plan shall be construed in favor of its meeting the requirements for deferral of compensation under Code Section 409A."

5. The foregoing amendments shall be effective as of January 1, 2005.